Exhibit 8.1

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of Spotify Technology S.A. as of December 31, 2019:

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Spotify AB	Sweden

Spotify USA Inc.	Delaware, United States of America

Spotify Norway AS	Norway

Spotify Spain S.L.	Spain

Spotify GmbH	Germany

Spotify France SAS	France

Spotify Netherlands B.V.	Netherlands

Spotify Canada Inc.	Canada

Spotify Australia Pty Ltd	Australia

Spotify Belgium NV	Belgium

Spotify Brasil Serviços De Música LTDA	Brazil

Spotify Japan K.K	Japan

Spotify India LLP	India

Singapore Pte Ltd.	Singapore